Exhibit 10.1

Contract for the sale and transfer of the business

“ Periscope ”

between

1.	Periscope GmbH, based in Paderborn, registered on the Paderborn District Court commercial register under HRB 3544, Heinz-Nixdorf-Ring 1, 33106 Paderborn, represented by Heinrich-Christoph Ollendiek,

“Seller”,

2.	with the approval of trustee, Sandra Bitter, of Busdorfwall 22, 33098 Paderborn

“Trustee”,

and

3.	ROB Cemtrex Assets UG (with limited liability) iG, based in Neulingen, registered for entry on the commercial register of the Mannheim District Court, represented by the managing director, Saagar Govil, who has sole power of representation.

“Buyer”,

4.	ROB Cemtrex Automotive GmbH iG, based in Neulingen, registered for entry on the Commercial Register of the Mannheim District Court, represented by the Managing Director, Saagar Govil, who has sole power of representation.

“ Transferee EMS”,

5.	ROB Cemtrex Logistics GmbH iG based in Neulingen, registered for entry on the Commercial Register of the Mannheim District Court, represented by the Managing Director, Saagar Govil, who has sole power of representation.

“ Transferee WL”

The parties to 3., 4. and 5. will hereinafter be referred to as “ purchasers”

The Parties to 4. and 5. will hereinafter be referred to as “ parties taking over the business”

Table of Contents

Part A	Preamble

Part B	Purchase contract for assets
§ 1	Purchase objects
§ 2	Sale and agreement, date of transfer
§ 3	Purchase price
§ 4	Taxes
§ 5	Warranty
§ 6	Contractual relationships
§ 7	Economic classification
§ 8	Settlement measures and safekeeping obligations

Part C	Working relationships
§ 1	Operating agreement
§ 2	Balance of interests and social plan
§ 3	Transfer company

§ 4	Notice of termination
§ 5	List of employees included the transition, letter of notification
§ 6	Wages and salary entitlements from the date of the business transfer deadline

Part D	Final provisions
§ 1	Conditions precedent and right of withdrawal
§ 2	Contract consistency, right of withdrawal on the part of the seller
§ 3	Costs
§ 4	Severability clause
§ 5	Responsible contact persons

Part A

Preamble

(A)	The insolvency proceedings were opened on the assets of Periscope GmbH, Heinz-Nixdorf-Ring 1, 33106 Paderborn, by order of the Insolvency Court of Paderborn on 24.05.2016. The self-administration was arranged and lawyer, Mrs Sandra Bitter, was appointed as trustee. A copy of the decision is attached to this agreement as Annex 1.

(B)	The purchaser intended to take over assets or parts of the business of the debtor. The object of the following contract is the sale and transfer of the assets of the seller’s business as detailed in this contract to the buyer, as well as to regulate the takeover of contracts and the takeover of the seller’s business parts (hereinafter “Business Parts EMS”) arising from Annex 2 by the parties taking over the business, as well as the takeover of the seller’s business areas arising in Annex 3 (hereinafter “Business Parts WL” by the transferees.

(C)	Seller’s obligations and liabilities shall not be transferred to the purchaser unless otherwise expressly stated in this contract. The seller, the trustee and the purchaser expressly exclude the Purchaser’s liabilities to third parties, in particular, against insolvency creditors.

This said, the parties agree as follows:

Part B
Purchase contract for assets

§ 1	Purchase objects

1. Intangible assets, Goodwill

a)	The seller sells the buyer the entire intangible fixed assets and the goodwill of the business part EMS, in particular

aa)	The entire technical and commercial know-how attributable to the Seller’s business operations, all technical and commercial business and business secrets, procedures, products, product solutions and developments, the respective rights thereto and all embodiments of these rights, other technical documentation and certifications - as well as all rights to inventions (collectively referred to as “ know-how ”),

bb)	The entire existing technical and commercial software together with their documentation, as long as this is the property of the seller,

cc)	All records of customers and market conditions, sources of supply (suppliers as well as processors),

dd)	All documents (design drawings, parts lists, detail drawings, production records) of the means of production produced by the seller itself, such as machines and devices for the production,

ee)	All public-law authorisations, permissions and permissions granted to the seller, which are transferable, in particular the system-related BImschG permits, as well as

ff)	All brands, IDs or symbols used in the seller’s business, as well as the domains listed in Annex 5, under which the company operates, including the domain www.periscope-ems.com/de/ as well as the company and business names.

2. Movable assets

The seller sells to the buyer the entire movable assets, in particular in the form of the technical equipment and machines, tools as well as operating and business equipment, as long as it is their property. The movable assets are mostly made up of items from the list in Annex 6 (Inventory Report). These are the objects which are marked as “free mass” in the photo shots. In addition, the movable assets to be transferred include all items of the business’ movable assets which are not listed in Annex 6 or which are not or should not be activated in the seller ’s annual accounts or are with third parties (e.g. tools). The items in the inventory report explicitly labelled foreign rights as well as explicitly excluded objects (see. Part B § 1 clause 5a) are not sold.

3. Current assets

a) Raw materials, finished and unfinished products, including merchandise

The seller shall sell to the buyer all the raw material found on the transfer date at the seller as well as the finished and unfinished products together with merchandise. Annex 7 includes the raw material as well as the finished and unfinished products and all merchandise available on the date that this contract was signed. Annex 7 is for information purposes only and has to be re-created by the seller on the date of transfer.

In addition, all movable asset commodities, which are with processors, suppliers, transport companies or affiliates and other third parties, are also included in the sale.

b) Advance Payments

If the vendor has made advance payments on orders and the supplier has not delivered the goods by the date of transfer, then the seller sells these to the buyer and at the same time transfers his claims from the advance payments made to the respective supplier to the buyer accepting the assignment herewith. The seller must provide written confirmation to the buyer, of the advance payments made to the supplier as evidence to show the supplier. Annex 8 includes advance payments that had already been made on the day this contract was signed. Annex 8 is for information purposes only and has to be re-created by the seller on the date of transfer.

c) Preparation of Annexes 7 and 8 on the Date of Transfer

Annexes 7 and 8 shall be compiled as follows on the date of transfer:

aa)	On the date of transfer (31.05.2016), the seller shall prepare a full inventory of the current assets as well as an overview of the advance payments and advance payments made up to that date and shall draw up Annexes 7 and 8 therefrom and forward this to the buyer within 5 working days, The purchaser shall then communicate, within five working days, whether or not they consent to these Annexes 7 and 8. If they do consent, the purchase items of current assets as well as advance payments shall be deemed to have been agreed between the parties.

bb)	In the event that the parties do not agree on the purchase items of the current assets as well as the advance payments within the time limit specified in aa), each party has the right to request an independent arbitrator to collect the data. The data determined by the arbitrator is binding for both parties.

cc)	The parties are already agreeing to ask the Institut der Wirtschaftsprüfer (Institute of Public Auditors) in Dusseldorf to determine an independent arbitrator within 7 days of the dispute concerning the data on current assets. The arbitrator must recalculate the interim changes in current assets by appropriate evaluation of documents. The parties pay half of the costs of this each.

5. Further provisions regarding the purchase items

a)	The cash balance, the amount of receivables and sale of goods on the date of transfer are not included in the sale (i.e. goods dispatched before the transfer date and goods already invoiced), obtained are all bank deposits on the accounts of the seller as well as all items which the suppliers have stored by means of a consignment store to the seller, according to Annex 9.

The receivables on the transfer date are determined by creating a debit list from the accounting. An example of a debit list on the date of conclusion of this sales contract is attached in Annex 10.

The buyer accepts no liabilities of the seller, unless this contract provides otherwise.

b)	By means of the contract, with discharging effect, transferees EMS and WL shall assume all rights and obligations arising from the customer orders and contracts listed in Annex 11 and assigned to the respective transferee (“transferred contracts”) by the seller. Contracts other than those set out in Annex 11 are not taken over by transferees EMS and WL. After signing this agreement, the parties will immediately seek to obtain the consent of the other respective contracting parties for the transfer of the acquired contracts. If consents can not be obtained before the transfer date, the seller remains the party to whom contractual relations concerns, in all external relationships. In the internal relationship, the parties conduct themselves as if the contract in question had been effectively transferred as of the transfer date. In particular, the seller shall give transferee EMS or transferee WL instructions, depending on which area it concerns, regarding the exercise of rights under these terms and conditions, and the seller shall exercise the due diligence of a proper merchant.

In relation to the seller, transferee EMS will take over the production of the remaining quantities after the transfer date in accordance with the customer contract with Daimler AG and Evobus GmbH in accordance with Annex 12a in the form of the changed production figures and dates shown in Annex 12b and the purchase contract with Daimler AG in the form of the Annex 12c for the production figures still outstanding in this regard. The seller undertakes to do everything in this respect with regard to transferee EMS and to refrain from doing anything, to ensure the proper handling of the two aforementioned contracts in relation to Daimler AG and Evobus GmbH, in particular also the immediate invoice, according to the manufacturing process is guaranteed by transferee EMS. And with regard to transferee EMS that all machines and tools required for the production which are not transferred to the buyer as of the date of transfer in this agreement may be used free of charge until the end of the production of the remaining quantities and that these, with regard to payment for manufacturing the remaining quantities, are set as if they were contract partners from the date of transfer in accordance with Annex 12a taking into consideration Annex 12b as well as in accordance with Annex 12c and the respective contractually agreed payment upon receipt of an invoice, which are paid for by transferee EMS including legally valid VAT. The parties agree that the materials remaining after completion of the respective production of the remaining quantities will be sold by Daimler AG or Evobus GmbH and that the goods for this paid for by Daimler AG or Evobus GmbH are the entitlement of transferee EMS. The special payments agreed in the contract in Annex 12a are payable exclusively to seller.

All rights of the seller pursuant to § 103 InsO shall remain unaffected after the transfer date, whereby the seller shall inform in advance, in consultation with transferee EMS or transferee WL depending on the area in question, in order to enable the relevant transferee to enter into the contract or to conclude new corresponding contracts.

c)	In the run-up to completion of the contract, the seller completed a contract with Flextronics International KFT, Hungary, regarding the relocation of machines and tools. This contract is attached in Annex 13. In the period after the takeover, in the first week on June there is the relocation of the RKM assembly line, as well as the so-called run@rate in July and the PPAP for the RKM product line in September. The relevant annex to the contract pursuant to Annex 13 is referred to. Transferee EMS undertakes to carry out the respective obligations and the necessary actions for this. For the successful fulfillment of these actions, the transferee EMS will receive 10% of the rate to be paid by Flextronics to the seller. Upon successful relocation of the RKM assembly line and correct Flextronics payment, a success bonus of EUR 30,000 shall be paid to the transferee EMS, and for the run@rate in July and the PPAP in September, a success bonus of EUR 15,000 each shall be paid. The amount is payable and due 1 week after the date agreed for the respective action in the contract with Flextronics International KFT in accordance with Annex 13.

d)	In each case, the seller shall transfer all personnel files and documents of the personnel to be transferred to transferees EMS and WL, including all correspondence, accounting, taxes and insurance, to the employees of EMS and WL.

§ 2	Sale and agreement, date of transfer

1. Agreement on transfer of ownership

Seller and buyer hereby declare their agreement to the transfer of ownership of the purchased items referred to in section B § 1 to the buyer, taking into account the reservation of proprietary rights set out below.

2. Date of transfer / transfer of items

The parties agree as the transfer date:

Tuesday, 31 May 2016, 24:00

(Hereinafter referred to as the “Date of Transfer”),

The seller is obliged to provide proper and sufficient insurance of the purchase items on time at the time and date of transfer.

The right of use of the purchase items is to be taken over on

Wednesday, 1 June 2016, 00:00.

(hereinafter referred to as “Business Transfer Date”),

by transferee EMS, as far as they relate to the EMS business parts, and by the transferee WL, if WL is affected. As of the business transfer date, instruction right will be exercised by the respective transferee in accordance with § 613a of the German Civil Code (BGB).

3. Transfer of surrender claims

If the goods are sold to third parties, the seller shall undertake the necessary actions for the transfer of ownership. In particular, the seller shall suspend assigning the surrender claim with regard to third parties until the date of transfer to the buyer, who accepts this assignment. If expectant rights exist, the seller hands these over to the accepting buyer, deferring until date of transfer.

§ 3	Purchase price

1. Purchase price

The purchase price for all purchase items referred to in § 1 amounts to EUR 10,000.00.

2. Interest on arrears

If the purchase price is not paid at maturity, an interest of 9 percentage points above the base interest rate may be charged annually, without a reminder being required. The seller reserves the right to charge more in cases of arrears.

3. Payment account

a) Escrow account

The payment of the purchase price shall be made within 5 banking days after the validity of this contract, but at least 2 days before the transfer date, to a non - maturity escrow account, set up by the trustee for this at

Bank:	Sparkasse Paderborn-Detmold
IBAN:	DE16476501301010068516
BIC:	WELADE3LXXX

(Hereinafter referred to as “Escrow Account”)

The trustee holds the amount in trust to the settlement of the purchase contract according to the following provisions and acts as trustee. The cost of escrow handling by the trustee is borne by the seller.

b) Maturity of the purchase price

The purchase price for the purchased items shall be 5 bank working days after the transfer date, but not before the final determination of Annexes 7 and 8 by the buyer or the arbitration report in accordance with Part B § 1, clause 3. c) Payment due.

4. Retention of title

The agreement on the transfer of ownership is conditional upon the full payment of the purchase price and the provision of a security within the scope of the maximum amount of the costs resulting from the social plan according to Annex 18 and to be reimbursed by transferee EMS. Between the seller and the buyer, a free-of-charge possession arrangement is agreed from the date of transfer. In addition, the buyer is entitled to implement and use the purchase items in the normal course of business from the date of transfer. If the purchase price for the purchase items with corresponding settlement provision and security is set and paid for with an amount equal to the maximum social plan costs to be borne by transferee EMS as per Annex 18, the ownership of the purchase items shall be passed to the buyer pursuant to Part B § 1.

5. Waiver of set-off and retention

The buyer or Transferees EMS and WL are, unless expressly authorised in this contract, not entitled to offset the purchase price or the social plan costs or parts thereof in whole or in part or to claim a right of retention in whole or in part or to reduce the purchase price and the social plan costs, unless the counterclaim is legally established or the seller has acknowledged the counterclaim in writing.

§ 4	Taxes

The parties assume that the sale and selling of purchase goods in accordance with this contract will constitute a sale of the business as a whole under an enterprise according to § 1 para. 1a Value Added Tax Act (“VAT Act”). The parties therefore assume that the sale of the purchase goods is not taxable. Therefore, no VAT is included in the purchase price.

Should the responsible financial authority of the buyer conclude by means of a legally binding tax assessment that, contrary to this assumption, the sale in whole or in part of this sales agreement is not an (non-taxable) entire business according to § 1 para. 1a of the VAT Act, the buyer shall pay the statutory value added tax at the purchase price on the due date, with the proviso that the seller undertakes to notify the buyer if they are informed by a corresponding assessment by the financial authorities; In addition, the seller undertakes to use legal remedies against such an assessment.

The purchase prices as agreed under Part B § 3 is raised by the statutory sales tax, by the amount due, as long as VAT is owed on the purchase items. The amounts resulting therefrom shall be payable immediately after delivery of a proper invoice for the payment from the buyer to the seller, but at the earliest by due date of the purchase price, which satisfies the requirements of §§ 14, 14a of the VAT Act.

The buyer hereby confirms to the seller that they are a business as described by the German VAT Act (UStG), which acquires the assets for the company and intends to continue the company, acquired in conjunction with its purchase items, of the cooperation with transferee EMS and transferee WL and their respective business parts.

§ 5	Warranty

1. Exclusions to the warranty

The sale of the purchase items is carried out, unless otherwise agreed, without any warranty for material defects or defect of title of any kind. By signing the contract the buyer confirms that they had sufficient time and opportunity to inform themselves about all the purchase items. However, to the extent that the seller is still entitled to warranty claims against the supplier, the buyer shall transfer these from the date of the transfer to the purchaser, but without guarantee of the existence and enforceability of such claims.

2. Condition of items

The seller shall surrender the items sold in the condition in which they are at the time of conclusion of the contract, taking into account the customary wear and tear occurring up to the date of transfer.

The seller guarantees to the purchaser that the seller does not have any information showing that they are subject to any tariff commitments on the date of transfer, which cannot be found in Annex 14.

The current assets pursuant to Part B § 1 clause 3. amounted to at least EUR 8.2 million on the transfer date, with regard to raw materials, finished and unfinished products, including merchandise and advance payments.

3. State of purchase items

On the whole, certain conditions of the purchased items are not used. Guarantees according to § 443 of the German Civil Code (BGB) shall not be assumed as per the guarantee under No. 2 above. No warranties or conditions of consistency outside this agreement have been given. A quality agreement or warranty regarding the turnover, income or other performance of the business is not given. A warranty for this is also not accepted by the seller.

4. Assignment of claims

The seller assigns to the buyer all claims which she has against third parties (including those from insurance companies) in relation to the purchase items, as a result of the corresponding partial purchase price payment to the buyer. Period-related payments by the seller (e.g. insurance premiums) shall be deferred on a pro-rata basis as of the transfer date and reimbursed to the seller.

5. Limitation of liability of the seller

The seller’s liability is limited in its entirety to the sum of the purchase price and the total amount of the costs for which transferee must keep the seller is exempt, in accordance with Part C § 2, unless the liability is based on intent. The limitation of liability does not cover liability for damage resulting from injury to life, body or health, which is based on a negligent breach of duty on the part of the seller or its vicarious agents. The limitation of liability also does not cover liability for other damages which are based on an intentional or grossly negligent breach of duty on the part of the seller or its vicarious agents.

6. Risk of accidental loss

The risk of accidental loss or accidental deterioration of the purchased items shall be borne by the buyer from the date of transfer. In the event of the loss or damage to the purchased item before the transfer date, the Seller will - subject to the corresponding partial purchase price payment - make all claims, in particular claims for damages and insurance, which is due to or in connection with such loss or damage. In addition, the provisions agreed here shall apply.

7. Final regulation

The parties agree that this contract is intended to regulate the legal consequences of violations to this agreement and that the buyer is entitled to infringement of the present contract only by claims set herein.

§ 5	Goods orders

Obligations arising from individual goods orders from the seller’s normal business, which are part of a bill of material for the fulfillment of an existing customer order or which are based on the latest reports prepared by the respective customer and reported to the seller, and which have been established in the period up to the transfer date and have not yet been paid, are fully met by the transferee EMS instead of the seller. A list of goods orders is attached to this contract in Annex 15 for information purposes. This results in the definition of the obligations to be assumed from goods orders.

§ 6	Economic classification

As of the date of transfer, the transferee EMS is entitled to the effects from the continuation of the business parts sold to EMS and transferee WL is entitled to the effects of the continuation of the business parts sold WL, irrespective of where follow-up payments are made by customers. Payments on old claims, which are not sold, remain in the bulk. Payments made on claims arising from the transfer date are due to the respective company employee. If customers make faulty payments to such last-mentioned claims on the accounts of the respective other contracting parties, such payments shall be balanced and offset monthly. The party responsible for payment shall not claim any rights of retention, set-offs, other performance surrogates or objections against the payment. The respective business transferee and seller will immediately notify the customer of the transfer after the signing of this purchase contract and will point out the change in the contract, whereby the seller undertakes this only in consultation with the respective transferee. Payments on continuing obligations are time-limited in accordance with the date of transfer.

§ 7	Settlement measures and safekeeping obligations

1. Obligations on the part of the buyer and the transferees:

a)	Transferees EMS and WL shall provide the seller with the necessary space, material and personnel resources for the settlement of the Insolvency Proceedings in the respective companies taken over beyond the date of transfer and to an appropriate extent free of charge. In doing so, the settlement requirements in the insolvency proceedings are taken into consideration as well as the interests of the respective operating transferee. Production-related personnel positions have priority. At the end of three months after the transfer date, the parties agree on an appropriate compensation for the period from the transfer date.

b)	The buyer takes over all business files of the company involved in the insolvency on the date of transfer date free of charge and retains these in accordance with the statutory retention obligations and periods. The seller is entitled to take possession of the documents required in the course of the insolvency proceedings, in particular for inspections of the seller by the pension insurance association or the finance office, although may not hinder operational procedures (e.g. invoicing); if necessary copies shall be made at the seller’s expense; The buyer is obliged to withdraw the business documents. The buyer confirms that the relevant legal regulations and deadlines are known to them. After expiry of the time limits, the buyer may destroy the files, the costs of destroying these are carried by the buyer. The above applies accordingly to the retention of the electronic business data, whereby only the provision of the data media, but not the software side access option to the data is retained by the buyer.

2. Obligations of the seller

a)	The seller will endeavor to transfer the business sold according to this purchase contract to the buyer as best as possible. The seller will do everything she can to maintain goodwill for the buyer until the date of transfer. For example, in accordance with the antitrust law framework, the seller shall ask the customer at the buyer’s request and in agreement with the customer and shall indicate the continuation of the business by the buyer or participate in the transfer of authorisations.

b)	The seller is obliged to inform the buyer of all material effects up to the date of transfer, in particular those which can have a significant effect on the assets, financial position or earnings situation or the business operations or business prospects.

c)	The seller allows the buyer to access the business premises after the notification of this purchase agreement, up to the date of transfer, during normal business hours by prior announcement in order to be able to gin information about how the business operates.

d)	The seller undertakes, immediately after signing this contract, to transfer the salaries to all employees (including trainees) of the seller for the month of May 2015 (including all social insurance contributions and other employer services) and the signing fees for the employees listed in the Annexes 20a and b which have signed the Salary Waiver Agreement as set out in Annex 21, irrevocably entrusted with an account of the seller with sufficient cover.

Part C

Working relationships

§ 1	Operating agreement

The seller has concluded with the works council the operating agreement resulting from Annex 16, which terminates all existing operating agreements with immediate effect, insofar as these are not mentioned in Annex 1 6.

§ 2	Balance of interests and social plan

The seller has concluded with the works council the balance of interests attached as Annex 17, which includes a reduction in the number of jobs to a total of 136 employees plus 5 trainees (headcount at any one time) and the termination of all employment relationships listed in the balance of interests. There will then be 16 jobs in the new “WL” operation and 120 jobs and 5 trainees in the new “EMS” operation. In addition, the seller has entered into the social plan attached as Annex 18 deferred until this contract come into effect with the works council. The object of the social plan is the invitation to the employees on the list of names to submit an offer to switch to a transfer company as of 31.05.2016. The fulfillment of payment obligations of the seller arising with respect to the transfer company will be the guaranteed by transferee EMS up to a maximum volume given in Annex 18 by lodging of a security.

The transferee EMS undertakes, with regard to the seller, to keep the costs resulting from the social plan as per Annex 18, in particular remanence costs and the costs of the qualification measures minus the start-up financing pursuant to Part C § 3. These must be refunded monthly to the seller by transferee EMS monthly in the actually amount arising, however to a maximum amount of EUR 1,532,037.34 plus legally valid VAT, according to the calculation in Annex 18a. Transferee EMS is always entitled to make these payments directly to the transfer company. Transferee EMS shall be entitled to deduct from the amounts to be reimbursed in accordance with this regulation the amount due to the employment relationships of employees, listed in the list of names in Annex 17 that have not switched by 30 May 2016 to a transfer company by submission of an offer according to Annex 19. In the agreement with the transfer company, the seller has to ensure that the latter is obliged to release the aforementioned security with regard to transferee EMS, insofar as the maximum costs specified in Annex 18 can no longer arise, or were paid by one of the parties to this contract.

§ 3	Transfer company

The working conditions in the transfer company are limited to 6 (six) months. In addition to the transfer short-time allowance, the contract offer will also include a supplementary payment on the transfer short-time allowance, which will give the employees a settlement of 80% or 87% for employees with dependent children of the last monthly net income.

The transfer company will offer qualification measures for each employee in the amount given in Annex 18. When this contract enters into effect, the seller is obliged to accept the offer, for everyone named on the balance of interest list of names, on the conclusion of an agreement regarding termination of the employment relationship with the seller and the establishment of a working relationship with the transfer company in accordance with Annex 19.

The seller is obligated, for each employee from the list of names in Annex 17 who does not switch to the transfer company, to pay a start-up fee of EUR 25,900.- net to the transfer company, thus a total amount of EUR 880,600.00 plus legally valid value added tax (hereinafter referred to as “start-up financing”). The payment must be made immediately after signature of this contract.

§ 4	Notice of termination

When this contract comes into effect, the seller shall, in accordance with the instructions of the respective transferee, make the employment-related termination of the employment relationships, as far as legally possible, to all employees included in the list of names who have not switched to the transfer company (Annex 17) If required due to a special dismissal protection (e.g. because previously an official consent had to be obtained), the notices of termination will then be pronounced later.

§ 5	List of employees included in the transfer, letter of notification

The parties to the purchase contract note that the acquisition of the two business parts triggers a transfer of operations as per § 613a of the German Civil Code (BGB) to transferee EMS or transferee WL on the date of transfer. Annexes 20a and b contain lists of those employees who have an employment relationship with the seller as of the date of transfer and who are included in the respective business part transfer as per § 613a of the German Civil Code (BGB). In accordance with § 613a German Civil Code (BGB), the employment relationships contained in Annex 20a are to be transferred to the transferee EMS on the date of transfer (Part B § 2). In accordance with § 613a German Civil Code (BGB), the employment relationships contained in Annex 20b, with all rights and responsibilities, are to be transferred to transferee WL on the date of transfer (Part B § 2). At an employee meeting on 13.05.2016, the seller submitted a document, with a salary waiver agreement that comes into effect on 01.06.2016 in accordance with Annex 21, to all employees listed in the Annex 20a and b, insofar as they attended the employee meeting and accepted the document. If an employee did not attend or has not accepted the document, the seller has sent the documents by courier to the home address of the employee. All employees had time until 20 May 2016 to submit to the seller an offer for the salary waiver agreement.

The seller shall promptly send an instruction letter employees to be transferred to transferee EMS and transferee WL (Part B § 2) in accordance with § 613a para. 5 of the German Civil Code (BGB) at least in text form, and after the signing of this contract and after the conclusion of balance of interest procedure. The content of the letter, which is to be sent to the employees, will be agreed by parties in good time. The information letter is to be signed by both parties.

The parties agree that all liabilities to employees, in particular all remuneration claims, in particular wages and salaries, including the social security contributions to be paid, as well as other claims based on the employment relationship, shall be borne by the seller up to the date of transfer, as long as financially they concern the time period after the opening of insolvency proceedings and before the date of transfer (Part B § 2). For the sake of clarity: if wages are not due until the 10th of the following month and the date of transfer (Part B § 2) falls on the first of the month previous, the seller will pay the wages for the month preceding the day of the takeover (for example, if the date of transfer is 01.06.2016 and the wages for the month of May 2016 will not be due until June 10, 2016, the seller will bear the wages for May 2016).

With regard to the claims of employees drawn up before the opening of insolvency proceedings, the parties agree on the basis of the relevant jurisprudence of the Federal Employment Court that claims of these employees are only insolvency claims pursuant to § 38 InsO and are to be reported to the insolvency table. Such insolvency claims are not assumed by transferee EMS or by transferee WL. Deferrals are made according to the principles of proper accounting.

§ 6	Wages and salary entitlements from the date of the business transfer deadline

All wages and salary entitlements, including employer shares for social insurance, which arise from the date of the transfer of employment in respect of the employees not mentioned on the list of names for the balance of interests (Annex 17), and concern the EMS business part, shall be borne by transferee EMS. The same applies accordingly to the transferee WL.

Transferee EMS shall bear the costs incurred by EMS for wage and salary claims, including the employer ’s share of the social insurance or settlements, which are made from the date of transfer in regard to the employees named on the list of names for the balance of interests (Annex 17) to transferee EMS or to transferee WL. The seller is not liable for these and further costs (wage / settlement).

The seller will carry out any court proceedings according to the instructions of the transferee. Transferee EMS reimburses the seller for the costs of any concluded settlement agreements (e.g. severance payments, wage and salary costs from the date of transfer). The same applies accordingly to WL, as long as it concerns an employee, who is to be assigned to the transferee WL. In any case, legal costs are borne by each party themselves.

Part D

Final provisions

§1 Conditions precedent and right of withdrawal

1. Conditions precedent

The validity of this Agreement shall be subject to the condition precedent of the consent of the Temporary Creditors’ Committee; The consent is notified via the trustee.

2. Right of withdrawal

Withdrawal from the contract may be exercised by the respective parties up to the end of 24.05.2016, if the following circumstances are not fulfilled:

a) the conclusion of contracts to terminate the employment relationships with the seller and to establish employment relationships with the transfer company (hereinafter referred to as “the transfer contract ”) by at least 97% of all employment relationships mentioned on the list of names for the balance of interests. The transfer contract shall contain content given in Annex 19.

b) the conclusion of amendment agreements pursuant to Annex 21 to reduce salaries with effect from 01.06.2016 by at least 97% of all employees named in Annexes 20a and 20b.

c) the re-completion of the balance of interests with the list of names in accordance with Annex 17 as well as the re-completion of the social plan in accordance with Annex 18 by the business parties after opening of the insolvency proceedings, but not later than 24.05.2016.

d) approval from the works council after the opening of the insolvency proceedings and the re-completion of the balance of interests with list of names according to Annex 17 after complete information pursuant to § 17 KSchG for the implementation of the mass dismissal up to the end of 24.05.2016.

e) customers of the seller with a share of the total turnover of the seller (excluding sales from the WL) of 70% (calculated on the basis of the planned sales in the period 01.06.2016 to 31.05.2017) or their legal successors and / or companies in the same group of companies have agreed to the transfer of their existing master contract or volume contract to the buyer.

f) evidence from the seller that the net current assets to be transferred as of 21.05.2016 is at least EUR 8.2 million Proof has to be provided by the buyer at least in text form by 24.05.2016 at the latest and according to the discretion of the buyer according to suitable documents.

3. Further right of withdrawal

The parties are entitled to a right of withdrawal in the event that by 29.05.2016 the following are not complete

a) the seller and the transfer company have signed the contract for the transfer of employees of the seller to a transfer company;

b) the seller and the transfer company have accepted all the contract offers for switching to the transfer company from the employees who are listed on the list of names in Annex 17 and have submitted such an offer to the seller. The access of the declaration of acceptance to the respective employees is not essential in this respect.

c) written consent of the landlord of No. 1 Paderborn Real Estate GmbH & Co. KG to conclude a sublease contract between the seller and transferees EMS and WL, according to the provisions of the rented space provided in accordance with the economic conditions of the current lease contract specified in Annex 22 accordance until 30 September 2016 inclusive. The parties agree that: (a) in this sublease contract, the rent to be paid by the seller in accordance with Annex 22 shall be paid in monthly rental payments by transferees EMS and WL for an area of 10,000 m2 for EMS and an area of 5,000 m2 in the case of WL and a respective restructuring contribution equal to the difference to be paid by transferee EMS and transferee WL in relation to how these areas sublet to them are divided. b) that the guarantee placed by the seller is not transferred to the transferees EMS and WL or is to be placed. For this, written consent is to be submitted by the seller to No. 1 Paderborn Real Estate GmbH & Co. KG. In the event of the conclusion of such a sublease contract, the respective business transferee shall be solely liable to the seller with regard to the rented space. The adhesion in the external relationship to the no. 1 Paderborn Real Estate GmbH & Co. KG remains with the seller.

d) written, binding offer of the landlord of No. 1 Paderborn Real Estate GmbH & Co. KG to conclude a new lease agreement between the landlord 1 Paderborn Real Estate GmbH & Co. KG and transferees EMS and WL for the rental of an area of 10,000 m2 in the case of transferee EMS and an area of 5,000 m2 in the case of transferee WL in the seller’s current operating spaces in addition to the terms of the seller’s current rental agreement (Annex 22) from 01.10.2016 for a term of 12 months with an option for another 12 months.

In the event that the right of withdrawal is exercised, the parties shall completely reimburse the services received, in particular the trustee immediately reimburses the purchase price from the trust account to the buyer. A right to withhold, set-off, assertion of possible loss of value compensation claims, claims for damages, etc. the parties expressly do not have, including the trustee. There are no rights other than the restitution rights.

4. Right of withdrawal due to lack of security

If the buyer does not make payment to the escrow account within the period agreed as per Part B § 3 clause 1 in relation to 4 arranged period of payment to the escroa account for the purpose of securing the purchase price or the security has not been provided to the transfer company until 24.05.2016, the seller has a right of withdrawal. The provisions are valid as defined in clause 2.

§ 2	Uniformity of the contract, right of withdrawal

There is agreement between the seller and the purchasers that all parties to the contract form a single entity. The seller and the purchaser are therefore entitled to withdraw from this contract in its entirety if the essential obligations of a contracting party in one contract part are not fulfilled. This applies in particular to the seller if the buyer is in arrears with the purchase price payment for more than two weeks. This right of withdrawal expires only after payment of the purchase price agreed in this contract. The withdrawal is to be declared by registered letter with return receipt to the buyer.

In addition, the provisions of Part D, § 1, clause 3. Thus if the right to withdraw the contract is exercised, the parties shall completely reimburse the services received, in particular the trustee immediately reimburses the purchase price from the trust account to the buyer. A right to withhold, set-off, assertion of possible loss of value compensation claims, claims for damages, etc. the parties expressly do not have, including the trustee. There are no rights other than the restitution rights.

§ 3	Costs

Each party shall bear its own costs, including the costs of its consultants arising in connection with this contract. The buyer or transferees should expressly refrain from notarising the contract.

§ 4	Severability clause

1.	Should one of the provisions of this document be or become invalid, the remaining provisions shall remain unaffected.

2.	In the event that this document contains a wholly or partly ineffective provision or a void, the parties to the agreement shall be obliged to take an appropriate substitute or supplementary agreement which comes closest to what is required by law, in place of the invalid provision or to fill the void If the invalidity or the gap had been known to them. Priority shall be given to the economic objectives of the parties laid down in this contract.

3.	Verbal ancillary agreements do not exist. Amendments or additions to this contract must be in writing and must be signed by all parties, but not officially notarised, unless this is required by mandatory law. This also applies to an amendment of this provision itself.

§ 5	Responsible contact persons

Responsible contact person for matters relating to this contract are:

On the seller’s side:

Periscope GmbH

Heinrich-Christoph Ollendiek

Heinz-Nixdorf-Ring 1

33106 Paderborn

With copy to:

Buchalik Brömmekamp Lawyers I Tax consultants

Dr. Jasper Stahlschmidt

Prinzenallee 15

40549 Dusseldorf

E-mail: jasper.stahlschmidt@buchalik-broemmekamp.de

Phone: 0211 828977-200

Fax: 0211 828977-211

On the part of the buyer as well as the transferees:

ROB Cemtrex Automotive GmbH

Am Wolfsbaum 1

75245 Neulingen

Phone +49 7237 430-1000

Fax +49 7237 430-1099

With copy to:

NEEF LEGAL Lawyers

Arno L. Eisen

Bleibtreustr. 24

10707 Berlin

Phone: 030 88918970

Fax: 030 889189711

as well as

ALTENBURG Specialist Lawyers for Employment Law Partnership of Lawyers mbB

Dr. Tobias Schommer

New Wall 41

20354 Hamburg

Phone: 040 368800610

Fax: 040 368800656

Any changes to the contact data must be communicated to the parties of the other party immediately in writing. according to § 126 para. 1 BGB (German Civil Code). Until such time as this communication is received, the existing contact data shall be deemed to be effective.

(Signature page follows.)

Paderborn, 24 May 2016

Periscope GmbH (Seller)

represented by

/s/. Heinrich-Christoph Ollendiek
Heinrich-Christoph Ollendiek
Managing Director

/s/ Dr. Jasper Stahlschmidt
Dr. Jasper Stahlschmidt
Managing Director

/s/ Saagar Govil
ROB Cemtrex Assets UG (limited liability) - buyer

/s/ Saagar Govil
ROB Cemtrex Automotive GmbH - Transferee EMS

/s/ Saagar Govil
ROB Cemtrex Logistics GmbH - Transferee WL

Consent to this Agreement:

/s/. Sandra Bitter as trustee
Sandra Bitter as trustee